Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of this 17th day of July, 2018, by and between Sharon Leite (the “Executive”) and Vitamin Shoppe, Inc., a Delaware corporation, (the “Parent”), Vitamin Shoppe Industries Inc., a New York corporation (“VSI”) and all of their subsidiaries and affiliates (collectively, the “Company”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive, the Executive wishes to be employed by the Company and the parties desire to set forth the terms and conditions of such employment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.    Position and Responsibilities.

(A) The Executive shall, effective August 27, 2018, or such other date as mutually agreed (the “Effective Date”), serve as Chief Executive Officer of the Company and, in such capacity, shall be responsible for the general management of the business, affairs and operations of the Company, shall perform such duties as are customarily performed by a chief executive officer of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable her to perform her duties hereunder; provided, however, that in exercising such power and authority and performing such duties, she shall at all times be subject to the authority of the Board of Directors of the Parent. The Executive shall report to the Board of Directors of the Parent or the Executive Chairman and/or Chairman of the Parent. Commencing on the Effective Date, the Executive shall be required to report to the Company’s headquarters in New Jersey but she acknowledges that she will be required to travel on business on a reasonable basis in the performance of her duties.

(B) As soon as practicable following the Effective Date, the Executive shall be appointed a director of the Parent and of VSI and shall be nominated to each respective board each year thereafter during the Term (as defined in Section 3 below), subject to the respective board’s fiduciary duties.

(C) The Executive agrees to devote substantially all of her business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company’s business. Notwithstanding the foregoing, upon the approval of the Board of Directors of the Parent, which approval may be withheld in its sole discretion, the Executive may serve as a director of a for-profit or a not for-profit company that is not a Competitive Business (as defined in Section 6), provided that such service does not interfere with the Executive’s obligations hereunder or create a conflict of interest. For the avoidance of doubt, Executive shall be permitted to continue to serve as a director of any entity for which she is already serving as a director as of the Effective Date, provided that such service does not interfere with her diligent, faithful and competent discharge of her duties to the Company.

2.    Compensation; Salary, Bonus, Equity and Other Benefits. During the Term of this Agreement, the Executive shall be eligible for the following compensation, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $700,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time. The Executive shall receive such increases in her Base Salary as the Board of Directors of the Parent may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually, with the first performance and financial review to occur on or about March 2019. The Executive’s Base Salary may not be decreased without her written consent, unless, prior to or after two years following a Change in Control (as defined in the ESPP (defined below), such reduction is part of an overall salary reduction program that impacts officers of the Company.

(B) Bonus and Equity Incentive Compensation.

(i)    As soon as practicable following Executive’s commencement of employment with the Company, she shall be paid a one-time, taxable cash bonus of $425,000 (the “Sign On Bonus”). One Hundred percent (100%) of the after-tax portion of the Sign On Bonus (net of income and employment tax withholding) shall be subject to repayment if the Executive gives notice of voluntary resignation (pursuant to Section 5(A) below) or is terminated by the Company with Cause (as defined in the Vitamin Shoppe, Inc. Executive Severance Pay Policy, as may be amended from time to time, the “ESPP”) before the second anniversary of the Effective Date. Repayment shall be made within thirty (30) business days of the Executive’s last date of employment with the Company. This Sign On Bonus is being granted to help with Executive’s transition of employment from her current employer to VSI and is intended to cover potential costs, including, without limitation, closing costs on sale of current home and repayment of a sign-on bonus with her current employer. No additional payments will be made to Executive under any other Company policy or plan, unless specifically provided for in this Agreement. To the extent permitted by law, the Company may offset any repayment owed by the Executive to the Company pursuant to this Section against any amounts payable to the Executive by the Company at the time that any such repayment is due and owing, pursuant to the Relocation and Repayment Agreement annexed hereto as Exhibit A. If the Executive does not sign the Relocation and Repayment Agreement, she will not be entitled to receive the Sign On Bonus. The Sign On Bonus will not be included as earnings for calculation of the annual MIP award (defined below) or any other benefit or compensation plan.

(ii)    For each fiscal year during the Term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of one hundred percent (100%) of the Base Salary paid to the Executive for the applicable fiscal year pursuant to the Company’s then current Management Incentive Program (“MIP”). Executive’s Annual Cash Bonus for 2018 shall be calculated under the MIP based on the Base Salary paid to her for the portion of the calendar year from the Effective Date through December 29, 2018. The Executive acknowledges that the Parent’s Board of Directors reserves the right to change the structure of the MIP from time to time, provided that no reduction may be made to the target amount of one hundred percent (100%) of the Executive’s Base Salary paid to her during the applicable fiscal year, in any year after the first fiscal year of this Agreement. The Executive shall be paid her Annual Cash Bonus on or about March 1st of the calendar year following the year to which such bonus relates, and in all events on or before March 15th of such year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which the Executive’s employment terminates (and possibly for the prior year) shall not be known on the date that the Executive’s employment terminates, and, if any, shall be paid by the Company to the Executive not more than thirty (30) days after the determination thereof, but in all events on or before March 15th of the calendar year following the fiscal year to which such Annual Cash Bonus relates. For the sake of clarity, upon a termination of employment, Executive shall not be eligible for any bonus except to the extent provided in Sections 5(C)-5(F).

(iii)    Executive will be eligible to participate in the Company’s stock incentive program at an amount and in such form as determined by the Parent’s Board of Directors each year in its sole discretion. Subject to the terms and conditions of the equity plan approved by the Parent’s Board of Directors, in 2019 Executive will be granted equity valued at $1,000,000 as of the grant date. Equity grants are made at the sole discretion of the Parent’s Board of Directors and subject to the terms and conditions of the equity plan and form of grant agreement.

(iv)    As soon as practicable following the Effective Date, the Company will grant to the Executive, as a one-time sign on incentive, performance share units with an aggregate value of $1,000,000 (the “Initial Equity Award”) upon the terms and conditions (including but not limited to vesting conditions) set forth in the Performance Share Unit Award Agreement attached as Exhibit B. The Initial Equity Award shall be granted outside of the Parent’s 2018 Long-Term Incentive Plan (the “Equity Plan”) in reliance on the employment inducement exemption provided under the New York Stock Exchange’s Listed Company Manual Rule 303A.08. The Initial Equity Awards will not be included as earnings for calculation of the annual MIP award or any other benefit or compensation plan.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its management employees generally unless such participation is prohibited by applicable law, by the terms of a policy, or would violate any applicable non-discrimination provision of ERISA or the Internal Revenue Code of 1986, as amended (the “Code”); provided the Executive makes timely premium payments and contributions in the same amounts paid by the then current officer level employees. The Company reserves the right to modify from time-to-time any and all benefits granted to the Executive, including the right to eliminate or add benefits, provided that such modifications are not inconsistent with any modifications made to the benefits of other senior executives.

(D) Reimbursement of Expenses.

(i)    The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the Term of her employment in connection with her duties and responsibilities as Chief Executive Officer of the Company, provided that the Executive complies with the policies, practices and procedures of the Company regarding expense reimbursement, including submission of expense reports, receipts or similar documentation of such expenses.

(ii)    The Executive hereby agrees to relocate her primary residence to an area convenient to the Company’s headquarters. The Executive shall be eligible for reimbursement of certain relocation expenses as set forth in the Relocation and Repayment Agreement.

(iii)    All reimbursements under this Section 2(D) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

(E) Paid Time Off. The Executive shall be entitled to participate in the Company’s paid time off programs, in accordance with the plans, practices, policies and programs applicable to the Company’s management employees generally and applicable law (which shall include no less than twenty-seven (27) PTO days accrued annually). For the sake of clarity, the PTO for 2018 shall be prorated based on the Effective Date.

(F) Forfeiture and Repayment. The Executive agrees and acknowledges that, except for Base Salary paid to Executive, amounts and awards payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment and/or a demand for repayment of any amounts or gains realized may be made upon the Executive in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws, or if the Executive engages in conduct that constitutes Cause (including, for the sake of clarity, violation of the Company’s confidentiality, non-compete or non-solicit requirements following Executive’s termination of employment), or as provided in the ESPP, the Equity Plan or any grant agreement, each as may be amended from time to time to comply with legal or regulatory requirements, or as required by law.

3.    Term. The term of the Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated as provided in Section 5 of this Agreement (the “Term”).

4.    Key Man Life Insurance. The Company may apply for and obtain and maintain a Key Man Life Insurance policy in the name of the Executive in such amount as the Company may determine, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, as may be required, such insurance policy.

5.    Termination. The Executive’s Term of employment under this Agreement may be terminated as follows:

(A) At the Executive’s Option. The Executive may terminate her employment at any time upon at least sixty (60) days’ advance written notice to the Company, which notice period the Company can waive in whole or in part to effect an earlier termination date (with no obligation to provide compensation or benefits after such earlier termination date), or provide that the Executive shall not report to work or perform duties on behalf of the Company (which for the sake of clarity, shall not constitute an Adverse Change in Status pursuant to Section 5(D) below). In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment, except as provided in Sections 5(G), 5(H) and 5(I) hereof.

(B) At the Election of the Company With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder with Cause at any time during the Term of this Agreement upon written notice to the Executive. In the event of a termination with Cause, the Executive shall be entitled to no severance or other termination benefits, except as provided in Sections 5(G), 5(H) and 5(I) hereof. If subsequent to the commencement of payment of benefits under Sections 5(C) or (D) below, the Company discovers that the Executive committed acts while employed with the Company which would have constituted Cause, the Company may cease further payments of such benefits under this Agreement and may require the Executive to reimburse the Company for all such benefits paid previously.

(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the Term without Cause upon five (5) business days’ prior written notice to the Executive of the Company’s election to terminate. Upon a termination under this Section 5(C), the Company shall provide the applicable Severance Pay as defined and specified in the ESPP, as may be amended from time to time (but which “Severance Period”, including for purposes of severance pay pursuant to Section III(B)(1)(i) and COBRA pursuant to Section III(B)(1)(iii) of the ESPP) shall in no event be less than fifty-two (52 weeks); plus the Executive will be paid any unpaid Annual Bonus (based on actual performance) for the year preceding the year in which the Executive’s employment terminates and eligible for a pro-rata bonus pursuant to Section III(B)(1)(ii) of the ESPP for the year in which such termination occurs (whether or not the Executive is employed for more than six (6) months after the start of the fiscal year). Any benefits due to the Executive pursuant to this subsection shall be payable in accordance with Section 2(B)(ii).

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate her employment upon written notice to the Company if the Executive experiences an Adverse Change in Status, as defined in the ESPP but subject to the last sentence of Section 2(A) (which for the sake of clarity applies to the Executive whether or not a Change in Control of the Company occurs), without her written consent, which is not remedied within thirty (30) days after which the Executive gives written notice to the Board of Directors of the same. In order to exercise her right to terminate her employment under this Section 5(D), the Executive must provide written notice to the Board of Directors within ninety (90) days of such change, and if the change is not timely remedied must terminate within 150 days of such change. If the Executive exercises her right to terminate her employment under this Section 5(D), the Company shall provide the same severance benefits as if her employment had been terminated by the Company without Cause pursuant to Section 5(C) above.

(E) Disability of Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment except as provided in Sections 5(G), 5(H) and 5(I) hereof. For purposes of this Agreement, “disability” shall be defined as in the ESPP. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment except as provide in Sections 5(G), 5(H) and 5(I) hereof.

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or her estate) shall be entitled to receive any and all accrued but unpaid Base Salary and Paid Time Off earned through the date of termination.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or her estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination. All reimbursements under this Section 5(H) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.

(I) Continuing Benefits. Termination pursuant to this Section 5 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under Section 5(C), or (D), is conditioned upon the Executive’s (or her estate’s) compliance with (i) the provisions of the ESPP, including without limitation the execution and delivery to the Company of a general release as provided therein in a form satisfactory to the Company; and (ii) compliance with and continued observance of the covenants contained in Sections 6, 7, 8 and 9 of this Agreement.

(K)    Boards and Committees. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination and to the extent applicable, from all Boards and Committees thereof of the Company, upon which she serves.

6.    Noncompetition Covenant. Executive acknowledges and agrees that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If the Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, during the Term of this Agreement and for the greater of any period that the Executive is receiving Severance Pay in accordance with this Agreement or one (1) year following the termination of the Executive’s employment (the “Noncompetition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the “Competitive Products”) if, except with respect to the Companies listed below, the sale/distribution of the Competitive Products represents one third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the Executive’s date of termination (the “Competitive Business”); provided however, that the Executive can work for a business or organization (other than the companies listed below) that sells Competitive Products that is less than one-third (1/3) of such gross sales only if the Executive is not directly or indirectly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting the foregoing, the following companies constitute a Competitive Business: GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature’s Bounty, Bodybuilding.com, Swanson, Sprout’s Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

7.    Non-Solicitation and Non-Disparagement.

(A) For a period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment (the “No Solicit Period”), the Executive shall not, directly or indirectly, (i) cause any other person or entity to, either for herself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination of Executive’s employment with the Company; or (ii) cause any other person or entity to, either for herself or any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company any of the business or vendors of the Company.

(B) Commencing on the Effective Date and continuing indefinitely thereafter, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its directors, officers or employees (but not including good faith discussions regarding the performance of a director, officer or employee) or damages the goodwill of the Company.

8.    Nondisclosure. The Executive shall not at any time, whether during or after the termination of her employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or other information that the Company considers proprietary or confidential so far as they have come or may come to her knowledge, except as may be required in the ordinary course of performing her duties as an officer of the Company or as may be in the public domain through no fault of her or as may be required by law and after prior notification to the Company, unless such notification to the Company is prohibited by law.

Nothing in this Agreement, including this Section 8 or Section 7(B), is intended to restrict the Executive’s rights or obligations: (i) to testify truthfully in any legal or governmental proceeding or otherwise pursuant to legal process, (ii) to contact, cooperate with or provide truthful information to any government agency charged with the enforcement of a law, or (iii) to comply with any law or legal duty or to make truthful disclosures as otherwise permitted by law. In addition, pursuant to the Defend Trade Secrets Act of 2016, notwithstanding any other provision in this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret (as defined in the law) that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, if solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to her attorney and use the trade secret information in the court proceeding if the Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9.    Intellectual Property. Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10.    Remedies Upon Breach. The Executive agrees that any material breach of Sections 6,7, 8 and 9 of this Agreement by her could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond. In the event either party finally prevails with respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the prevailing party shall be entitled to recover from the other party any and all costs and expenses it incurred, including reasonable attorneys’ fees, in connection with the enforcement of this Agreement.

11.    Excise Taxes. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) in connection with a change of control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of the equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 11 shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 11 of the Total Payments to be delivered to the Executive, such reduction shall occur in the following order: (i) any cash severance payable by reference to the Executive’s base salary or annual bonus, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award. This Section 11 shall not apply, however, to any payment or benefit if the application of Section 280G(b)(5) of the Code to such payment or benefit results in such payment or benefit not constituting a parachute payment under Section 280G(b)(2). For the avoidance of doubt, in the event additional Total Payments are made to the Executive after the application of the cutback in this Section 11, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration not later than March 15 of the following calendar year. For purposes of determining the order of reduction of amounts payable under the Policy, the order of reduction specified therein shall govern the reduction of such amounts and, if and to the extent not addressed therein, shall be reduced in accordance with the foregoing.

12.    Indemnification. With the exception of any action that arises as a result of a failure of the Executive’s representations and warranties in Section 14 below, if the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that she is or was an officer, director, agent or employee of the Company or is or was serving at the request of the Company as an officer, director, agent or employee of another corporation or other entity, she shall be indemnified by the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by laws of the Company. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company.

13.    Tax Withholdings; Indemnification and Reimbursement of Payments on Behalf of Executive. All payments of compensation, including Severance Pay, shall be subject to all applicable federal, state and local tax withholding, and any other withholding requirements applicable to such payments.

14.     Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 6 and 7 hereof may potentially interfere with her ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope and do not unreasonably impair her ability to earn a living. The Executive hereby acknowledges that she has been advised to consult with an attorney before executing this Agreement and that she has done so or, after careful reading and consideration, she has chosen not to do so of her own volition.

15.    Consent and Waiver by Third Parties. The Executive hereby represents and warrants that (i) her employment with the Company on the terms and conditions set forth herein and her execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party and (ii) that she is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of her obligations hereunder or prevent the full performance of her duties and obligations hereunder.

16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to any conflict of law provisions thereof.

17.    Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.

18.    Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 18. No modification or waiver by the Company shall be effective without the express written consent of the Chairman of the Board then in office at the time of such modification or waiver, or if Executive also holds the position of Chairman of the Board, then the Chief Financial Officer then in office at the time of such modification or waiver; provided that the approval of the Board of Directors or a committee thereof is obtained if required by this Agreement or Company policy. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

19.    Entire Agreement. This Agreement (together with the documents referenced herein, including without limitation Exhibits A and B, the MIP and the equity plans and award agreements) sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

20.    Assignment. The Executive acknowledges that the services to be rendered by her are unique and personal. Accordingly, the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

21.    Notices. Unless otherwise stated, all notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, or (iii) delivered by overnight commercial courier, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to Parent, VSI or the Company:

Vitamin Shoppe Industries Inc.

300 Harmon Meadow Blvd.

Secaucus, NJ 07094

Attention:    Chairman of the Board

with a copy to:

Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, NJ 07094

Attention:    General Counsel

If to the Executive:

The Executive’s last known address on the records of the Company.

22.    Survival of Obligations. The provisions of this Agreement that are intended by their terms to survive termination of this Agreement (including without limitation, Sections 5, 6, 7, 8, 9, 10, 12, 13, 23 and 24, shall survive the termination or expiration of this Agreement as a continuing agreement of the Company and the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

23.    Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement or related to Executive’s employment by Company shall be submitted to and resolved by arbitration in accordance with the National Rules for the

Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted in Hudson County, New Jersey. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER. Notwithstanding the foregoing, nothing in this Section 23 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 6, 7, 8 and 9 of this Agreement.

24.    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform her duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that Executive may incur in connection with providing such cooperation, to the extent approved by the Company prior to incurring such expenses. Executive is entitled to be paid or reimbursed for any expenses under this section, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to this section shall expire at the end of 20 years after the date of this Employment Agreement and shall not be subject to liquidation or exchange for another benefit.

25.    Code Section 409A Compliance.

(A) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Any payments that qualify for the short-term deferral exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception to the maximum extent permitted. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for all purposes under Code Section 409A. In the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause the Executive to be subject to additional tax, interest or penalties under the provisions of Code Section 409A, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of such taxes, interest or penalties under Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(B) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment if such payment or benefit constitutes a “deferral of compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment or benefit, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first day of the seventh month following the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(C) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits which constitute “deferred compensation” under Code Section 409A unless such release is signed and delivered, and the period for revocation has expired, within sixty (60) days following the date of the Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)     To the extent that any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(ii)     To the extent that any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then, subject to the delay set forth above in clause (B), if applicable, such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(D) With respect to reimbursements or other in-kind benefits under this Agreement, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(E) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be, to the extent permitted under Code Section 409A, within the sole discretion of the Company.

(F) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

26.    Employment Conditions. The Executive’s employment is contingent on: (i) successful completion of the Company’s background check; and (ii) Executive’s completion of Section 1 of the Form I-9 on or before the end of her first day of employment and her presentation of original documentation verifying her work eligibility and identification on or before the third day of employment. The Executive’s inability to provide or maintain proper work authorization shall be treated as a termination for Cause under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By:	/S/ Sharon Leite
Sharon Leite

VITAMIN SHOPPE, INC.

By:	/S/ Alexander Smith
Name: Alexander Smith
Title: Chairman

VITAMIN SHOPPE INDUSTRIES INC.

By:	/S/ David Kastin
Name: David Kastin
Title: General Counsel

EXHIBIT A

Relocation and Repayment Agreement

This Relocation and Repayment Agreement is entered into by and between Sharon Leite (the “Executive” or “I”) and Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. (collectively the “Company”).

1.	Relocation. The Company has agreed to provide the Executive with relocation benefits as set forth in the Vitamin Shoppe Domestic Relocation Policy (Homeowner) (the “Relocation Policy”) in connection with her relocation to an area convenient to the Company’s headquarters in New Jersey; provided, however, that the relocation benefits being provided to the Executive pursuant to the Relocation Policy are amended as follows (collectively, the “Relocation Benefits”):

•	Permission for the Executive to use her previously selected real estate broker (Gwen Harper of Briggs Freeman), in lieu of one recommended by TRC pursuant to the Relocation Policy for purposes of the home marketing assistance, including assumption by the Company of any additional cost imposed by TRC in connection therewith.

•	No right to Temporary Housing benefits.

2.    Sign On Bonus. The Company has agreed to pay the Executive a Sign On Bonus in accordance with the terms of the Employment and Non-Competition Agreement to which this Agreement is attached.

In exchange for receiving the Relocation Benefits and the Sign On Bonus, the Executive acknowledges and agrees to the following conditions.

A.	I understand and agree that the Relocation Benefits that have been and/or are extended by the Company to me and payment of the Sign On Bonus are conditional upon my continued employment with the Company for two (2) years from the commencement of my employment with the Company (the “Hire Date”).

B.	I understand and agree that if I voluntarily terminate my employment (which, for the sake of clarity, does not include a resignation due to an Adverse Change in Status) or if I am terminated by the Company for Cause within two years from the Hire Date, I hereby promise to repay to the Company, 100% of all Relocation Benefits incurred by the Company for my relocation and 100% of the net after-tax portion of the Sign On Bonus; provided that in no event shall I be required to repay more than once the same amount provided.

C.

I acknowledge and agree to repay any portion of the Relocation Benefits incurred by the Company and the Sign On Bonus due to the Company as provided herein no later than 30 business days following my last day of employment. I further authorize the Company to deduct from any salary or other monies due me (including without limitation, expense reimbursements, payment of PTO and payments pursuant to any equity awards), all or part of any Relocation Benefits owed to Company or Sign On Bonus because of my voluntary termination of employment (which, for the sake of clarity, does not include a resignation due to an Adverse Change in Status) or involuntary termination by the Company for Cause, subject to applicable law. I understand and agree to reimburse the Company for any and all costs incurred in enforcing this Relocation Agreement, including attorney’s fees and court costs.

D.	I understand and agree that if I voluntarily terminate my employment (which, for the sake of clarity, does not include a resignation due to an Adverse Change in Status) or if I am terminated by the Company for Cause within two (2) years of the Hire Date, Relocation Benefits paid or reimbursed during the calendar year of my termination will not be tax assisted. Any relocation reimbursements will be reflected as income on my W-2 with no tax assistance provided to offset the additional tax liability.

E.	I understand and agree that this Relocation and Repayment Agreement does not constitute a contract of employment or a guarantee of employment for two (2) years or otherwise. The Company may terminate the employment relationship at any time with or without Cause and with or without notice, subject to the consequences and limitations set forth in the Employment and Non-Competition Agreement.

F.	I understand and agree that the terms and conditions of the Relocation Policy shall apply to me, except as modified herein.

Signature:		Date:
Sharon Leite

Accepted and Acknowledged: The Vitamin Shoppe, Inc.

By:

Title:

Date:

Vitamin Shoppe Industries Inc.

By:

Title:

Date:

EXHIBIT B

Form Performance Share Unit Award Agreement

VITAMIN SHOPPE, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

pursuant to the

VITAMIN SHOPPE 2018 LONG-TERM INCENTIVE PLAN

* * * * *

Participant:  Sharon Leite

Grant Date:

Number of Performance Stock Units granted (at Target):

* * * * *

THIS AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Vitamin Shoppe, Inc., a company organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Vitamin Shoppe 2018 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined by the Committee that it would be in the best interests of the Company to grant the Performance Stock Units provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1    Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein; provided, that this Agreement is being granted in reliance on the employment inducement exemption under NYSE 303A.08, and, therefore, no Shares issued hereunder shall be drawn from the Share reserve limits set forth in Section 4.1 of the Plan. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2    Grant of Performance Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Performance Stock Units specified above. Except as otherwise provided by Section 10 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the

Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. Other than as specified in Section 5 hereof, the Participant shall not have the rights of a stockholder (including any voting rights) in respect of the Shares underlying this award until such Shares are delivered to the Participant in accordance with Section 4.

3    Vesting. The Performance Stock Units subject to this grant shall vest in accordance with terms mutually agreed upon by the parties.

4    Delivery of Shares.

4.1    Subject to the terms of the Plan, to the extent the Performance Stock Units awarded by this Agreement vest, the Company shall promptly distribute to the Participant the number of Shares equal to the number of Performance Stock Units that so vested; provided, that the Company may defer distribution of Shares to a date the Participant is not subject to any Company “blackout” policy or other trading restriction imposed by the Company; provided, further, that absent an election made pursuant to Section 4.2, any distribution of Shares shall in any event be made by the date that is two and one-half (2-1/2) months from the end of the calendar year in which the applicable Performance Stock Units vested. In connection with the delivery of the Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company. In no event shall the Performance Stock Units be settled in fractional Shares (fractional Shares will be rounded down to the next lowest whole number).

4.2    If permitted by the Company, the Participant may elect, in accordance with written plans or procedures adopted by the Company from time to time, to defer the distribution of all or any portion of the Shares that would otherwise be distributed to the Participant hereunder (“Deferred Shares”). Upon the vesting of Performance Stock Units that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 5, the number of Shares equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with written plans or procedures adopted by the Company from time to time.

5    Dividends and Other Distributions. Participants holding Performance Stock Units shall be entitled to receive all dividends and other distributions paid with respect to such Shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Performance Stock Units and shall be paid at the time the Shares are delivered pursuant to Section 4. If any dividends or distributions are paid in Shares, the Shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Performance Stock Units with respect to which they were paid.

6    Special Rules Regarding Restrictive Covenants.

6.1    Company Rights. In the event that the Participant’s employment with the Company or one of its Subsidiaries or Related Companies is terminated for “Cause” (as defined below) or if Participant fails to comply with this Section 6, the Company may cancel any outstanding Performance Stock Unit.

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For purposes of this Agreement, “Cause” means any of the following: (i) theft or misappropriation of funds or other property of the Company; (ii) alcoholism or drug abuse, either of which materially impair the ability of the Participant to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company; (iii) the conviction of a felony or pleading guilty or nolo contender to a felony involving moral turpitude; (iv) intentionally causing the Company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the Participant reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the Participant by the Chief Executive Officer, any other executive(s) of the Company to whom the Participant reports or the Board consistent with the Participant’s functions, duties and responsibilities, in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company; (vii) breach (other than by reason of physical or mental illness, injury, or condition) of any other material obligation to the Company that is or could reasonably be expected to result in material harm to the Company not remedied within thirty (30) days after receipt of written notice of such breach from the Company; (viii) violation of the Company’s operating and or financial/accounting procedures which results in material loss to the Company, as determined by the Company; or (ix) violation of the Company’s confidentiality, non-compete or non-solicit requirements (including those set forth in this Agreement) or code of business conduct.

6.2    Nondisclosure of Confidential and Proprietary Information. The obligation of confidentiality by the Participant set forth in the Company’s agreements(s) with the Participant or policies of the Company binding on or covering the Participant shall remain in effect for perpetuity regardless of any cessation of payment pursuant to this Agreement, such that the Participant shall not disclose confidential information of or pertaining to the Company at any time.

6.3    Non-Competition. During the period of a Participant’s employment and for one (1) year thereafter, the Participant shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the “Competitive Products”) if, except with respect to the companies listed below, the sale/distribution of the Competitive Products represent one-third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the Participant’s termination of employment date (the “Competitive Business”); provided, however, that the Participant can work for a

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business or organization (other than the companies listed below) that sells Competitive Products that is less than one-third (1/3) of such gross sales only if the Participant is not directly or indirectly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting, the foregoing, the following companies constitute a Competitive Business: GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature’s Bounty, Bodybuilding.com, Swanson, Sprout’s Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the Participant may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than five percent (5%) of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

6.4    Non-Solicitation. During the period of a Participant’s employment and for two (2) years thereafter, the Participant shall not directly or indirectly (i) cause any person or entity to, either for the Participant or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination date of the Participant’s employment; or (ii) cause any other person or entity to, either for the Participant or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.

6.5    Remedies. The Participant and the Company acknowledge that the restrictions imposed by this Section 6 are reasonably necessary to protect the legitimate business interests of the Company, and that the Company would not be willing to offer the Performance Stock Units pursuant to this Agreement in the absence of such agreement. The Participant agrees that any breach of this Section 6 by the Participant would cause irreparable damage to the Company and that in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus if the Company prevails with respect to any dispute between the Company and the Participant as to the interpretation, terms, validity or enforceability of this Section 6, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Section 6. The Participant further acknowledges and agrees that any period of time during which he or she is in violation of the covenants set forth in this Section 6 shall be added to the applicable restricted period. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.

6.6    Forfeiture and Repayment. The Participant may be required to repay to the Company the proceeds received in connection with, or return to the Company, the Performance Stock Units: (i) if during the course of employment the Participant engages in conduct, or it is discovered that the Participant has engaged in conduct, that is (x) materially adverse to the interest of the Company, which include failures to comply with the Company’s written rules or regulations and material violations of any agreement with the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities occurring during or after employment; (ii) if during the course of employment, the Participant competes with, or engages in the solicitation and/or diversion of customers, vendors or employees of, the Company

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or it is discovered that the executive employee has engaged in such conduct; (iii) if following termination of employment, the Participant violates any post-termination obligations or duties owed to, or any agreement with, the Company, which includes this Agreement, any employment agreement and other agreements restricting post-employment conduct; (iv) if following termination of employment, the Company discovers facts that would have supported a termination for Cause had such facts been known to the Company before the termination of employment; and (v) if compensation that is promised or paid to the Participant is required to be forfeited and/or repaid to the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement.

7    Non-transferability. Performance Stock Units, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any such Performance Stock Units, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Performance Stock Units, or the levy of any execution, attachment or similar legal process upon the Performance Stock Units, contrary to the terms and provisions of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

8    Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9    Acknowledgment of Employee. The award of the Performance Stock Units does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan at any time, at their sole discretion and without notice.

10    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

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11    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Performance Stock Units and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement.

12    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Company. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates or Related Companies to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

13    Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

13.1    If such notice is to the Company, to the attention of the Secretary of Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

13.2    If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

14    Compliance with Laws. The issuance of the Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of the Shares pursuant to this Agreement if such issuance would violate any such requirements.

15    Securities Representations. The Performance Stock Units are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

15.1    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the 1933 Act, and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 15.

15.2    If the Participant is deemed an affiliate within the meaning of Rule 144, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

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15.3    If the Participant is deemed an affiliate within the meaning of Rule 144, the Participant understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

16    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

17    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

19    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

20    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21    Waiver of Jury Trial. PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

22    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his/her hand, all as of the Grant Date specified above.

VITAMIN SHOPPE, INC.

By:
Name:	David M. Kastin
Title:	Senior Vice President, General Counsel & Corporate Secretary

Participant